EXHIBIT 99.1

CORPORATE PARTICIPANTS

David Ng Broadridge Financial Solutions, Inc. - Head of IR

Rich Daly Broadridge Financial Solutions, Inc. - President, CEO

Jim Young Broadridge Financial Solutions, Inc. - VP, CFO

CONFERENCE CALL PARTICIPANTS

Peter Heckmann Avondale Partners - Analyst

David Togut Evercore Partners - Analyst

George Mihalos Credit Suisse - Analyst

Chris Donat Sandler O’Neill & Partners - Analyst

Niamh Alexander Keefe, Bruyette & Woods - Analyst

Tien-tsin Huang JPMorgan - Analyst

Steve Searl Conning Asset Management - Analyst

PRESENTATION

Operator

Good morning. My name is Janisha, and I will be your conference facilitator. At this time, I would like to welcome everyone to the Broadridge Financial Solutions fourth-quarter and fiscal-year 2014 earnings conference call. I would like to inform you that this call is being recorded. (Operator Instructions)

I will now turn the conference over to David Ng, Managing Director, Investor Relations. Please go ahead, sir.

David Ng - Broadridge Financial Solutions, Inc. - Head of IR

Thank you, Janisha. Good morning, everyone, and welcome to the Broadridge quarterly earnings call and webcast for the fourth-quarter and fiscal-year 2014 results.

This morning I’m here with Rich Daly, our President and Chief Executive Officer, and Jim Young, our Chief Financial Officer. I trust that by now everyone has had the opportunity to review the earnings release we issued this morning. The news release and slide presentation that accompany today’s earnings call and webcast can be found on the Investor Relations page at Broadridge.com.

During today’s conference call, we’ll discuss some forward-looking statements regarding Broadridge that involves risk. These risks are summarized on slide 1. We encourage participants to refer to our SEC filings including our annual report on Form 10-K for a complete discussion of forward-looking statements and the risk factors we face by our business.

Our non-GAAP fiscal-year 2014 earnings results and fiscal-year 2015 earnings guidance exclude the impact of acquisition amortization and other costs. These costs are significant, and we believe that non-GAAP information provides investors with a more complete understanding of Broadridge’s underlying operating results. A description of any non-GAAP adjustments and reconciliation to the comparable GAAP measures can be found in the earnings release.

Now, let’s turn to slide 2 and review today’s agenda. Rich Daly will start today’s call with his opening remarks and will provide you with a summary of the financial highlights for fiscal-year 2014, followed by a discussion of a few key topics. Jim Young will then review the financial results in further detail. Rich will then provide some closing thoughts, before the Q&A portion of the call.

Now I’ll turn the call over to Rich. Rich?

Rich Daly - Broadridge Financial Solutions, Inc. - President, CEO

Thanks, David, and good morning, everyone. Before we begin, let me just take a minute to officially welcome Jim Young to the call. As you all know, Jim joined us from Visa as our Chief Financial Officer in June. I’m very pleased to have him here and look forward to working with him going forward.

On the same note, I’d like to thank both Mike Liberatore, who served as our acting Principal Financial Officer, and Dave Lisa, who served as our acting Principal Accounting Officer. Mike and Dave did a tremendous job. The executive team and I would like to thank them for their hard work, dedication, and value to the organization during this CFO transition.

I am pleased that Mike will remain on the Finance team as a Senior Vice President, reporting to Jim. Among his duties, Mike will stay involved with the investor community. David will resume his prior responsibilities as our Corporate Controller.

Let’s begin on slide 3 with the key points we hope that you will take away from this call. To start, we recorded another fiscal year of record results, with strong execution from both business segments, which has positioned us very well for continued strong performance into fiscal-year 2015. Fiscal-year 2014, during which both businesses contributed to the top and bottom line. This included growth in our Emerging and Acquired product solutions, the positive impact from slightly favorable market conditions, and improved productivity.

In addition to these record results in fiscal-year 2014, our accomplishments were aligned to our long-term growth strategy, which included: the completion of two strategic tuck-in acquisitions; meaningful investment into the business, primarily focused on the three macro trends; a successful recurring revenue closed sales year, highlighted by the June close of a large transaction with Fidelity Investments; and the introduction of new solutions to address our clients’ evolving demands.

The next key message for you to hear is that our fiscal-year 2015 guidance demonstrates our commitment to be a sustainable top-quartile performer with a clear focus on successful execution on the activities within our control. Our projected non-GAAP earnings growth of 8% to 12% is expected to originate from net new business — which we define as implemented recurring revenue closed sales, less client losses — continued successful execution of our 2014 acquisitions, and further productivity improvements. Essentially, all the activities that are within Broadridge’s control.

We are not relying on the same level of growth from market-based activity that we experienced in fiscal-year 2014, as these revenue drivers are not within our control. This holds especially true for the less predictable trading and trading support-related activities. We would rather be viewed as slightly conservative as opposed to being in a position where we would have to explain a negative outcome that is outside of our control.

Regardless, I view the current market conditions as a slight breeze at our backs, versus a steady tailwind. Even if the market conditions are slightly weaker than we plan, our guidance range should remain within our reach.

Given the success and importance of investing in our growth through our Emerging products, we have included in our guidance approximately $40 million of investments, which is slightly higher than last year’s investment levels.

Big picture, I view our fiscal-year 2015 plan as the strongest plan we have ever compiled. Our plan strikes the right balance between earnings growth and an appropriate level of investment into the future and does not depend upon market-based activities for growth. As a result, Broadridge is well positioned to achieve its guidance. I am very pleased with how we are set up for fiscal-year 2015.

We remain steadfast in our continued commitment to build stockholder value through effective capital stewardship. This includes paying a meaningful dividend, investing in our business, pursuing tuck-in acquisitions, and engaging in opportunistic share repurchases.

We can execute all of the above while maintaining our investment-grade rating. Broadridge’s capital stewardship capabilities have and will continue to create meaningful stockholder returns.

Let’s move on to slide number 4, our fiscal-year 2014 highlights. I am very pleased with our financial results. Recurring revenues were up 9% and total revenues were up 5%, versus the comparable period in fiscal-year 2013.

Both revenue results are new highs for Broadridge. The revenue increases were driven by net new business and internal growth, influenced by slightly favorable market conditions.

Due to the operating leverage generated from higher recurring revenues and the actions that we have undertaken that have improved productivity, we had another record year in earnings per share. Our non-GAAP diluted earnings per share increased by approximately 20% to $2.25 from the prior year. The GAAP diluted earnings per share increase was at 25%, to $2.12.

We achieved this strong earnings growth while continuing to position our business for future success. During fiscal-year 2014, we were fortunate to have had the ability to invest $34 million in initiatives to leverage the three key macro trends that are impacting our industry. They are: the digitalization of investor communications; cost or capability mutualization; and intelligence created from our unique data. Jim will be covering these investments in a little more detail.

We had another record year in recurring revenue closed sales, which were up 5% to $127 million from $121 million last year. In June, we closed a transaction larger than $5 million per year with Fidelity, to provide ICS outsourcing solutions including prospectus delivery, statements, confirms, and other transaction reporting solutions. We are looking forward to working with Fidelity and converting this transaction into revenues on a timely basis.

The strong momentum from the year-end sales performance has carried over into fiscal-year 2015. In this July, we closed another transaction larger than $5 million per year with a major global bank to provide BPO and outsourcing services across both of our business segments. The value of this deal will be included in our fiscal-year 2015 sales results.

Our sales pipeline remains robust with multiple sales opportunities. As I mentioned previously, during fiscal year 2014 we continued to invest in our business to ensure we are well positioned for the future.

The expansion of our Emerging and Acquired portfolio remains an important part of our success. Our most recent advancement in this area came in June, when we, along with Pitney Bowes formed Inlet to increase digital adoption. Inlet is an interactive technology platform that will make it easier for companies to electronically distribute statements, bills, and other documents to consumers through their selected channels.

Inlet enables businesses to send communications to consumers at destinations consumers frequent, such as cloud drives and on-line banking sites. Ultimately, this will create savings for our clients and enable them to expand their digital footprint. We are rolling out Inlet capabilities to multiple market segments served by Broadridge, including brokers, mutual funds, 401(k) providers, and corporate issuers.

Our clients have reacted positively to Inlet. We are engaged with them in active dialogues.

This is a medium- to long-term play, but we do anticipate having charter clients live on the platform in fiscal-year 2015. What is particularly exciting about our expanded digital capabilities is that they are creating additional benefits already.

First, we are looking to aggressively grow our digital solution set, and believe we are well aligned to help financial services companies attack the estimated $20 billion they spend annually on print and distribution costs. Second, having a differentiated digital solution set is already helping us win more print and mail outsourcing opportunities. Finally, it is another tool to help us maintain our high client revenue retention rates, as we integrate Inlet and other unique solutions into our core service offerings, even proxy.

Fiscal-year 2014 also saw us continue to execute on our strategic tuck-in acquisition strategy, which has successfully contributed to our growth. During the year, we completed the acquisitions of Bonaire and Emerald allowing us to expand in key targeted markets and diversify our differentiated product offerings. The success of both Bonaire and Emerald are excellent examples of how we are able to leverage our brand and distribution channels.

In fiscal-year 2014, our acquisition portfolio contributed approximately $220 million in recurring fee revenues and $75 million in EBITDA, representing another solid year of growth. Going forward, our acquisition strategy remains unchanged, and we will continue to target tuck-in acquisitions that have a clear growth profile and returns that add to revenues and are accretive to margins and earnings, with an expected 20% internal rate of return.

Again, our acquisition strategy has enabled us to increase revenues beyond our organic growth. I remain very pleased with the results and opportunities provided by our acquisitions.

As I mentioned earlier, in fiscal-year 2014 we continued our commitment to our capital stewardship program. I’ve already talked about our acquisition activity and the milestones we achieved. Today, we announced that, based on our strong free cash flow generation and confidence in the business, we are increasing our annual dividend by approximately 29% to $1.08 per share.

We have now increased the dividend in seven consecutive years, representing an increase every year since we became a public company in 2007. We have also increased our target dividend payout ratio to 45% from 40% of the prior year’s non-GAAP net earnings.

We’ve told you that a meaningful dividend is a key aspect of our capital allocation strategy, and we will continue to demonstrate this. Jim will provide his perspective on Broadridge’s capital stewardship philosophy.

Additionally, during the fourth quarter we opportunistically repurchased 1.9 million shares, which brought the full-year amount to 2.9 million shares. This activity lowered the remaining share count available for repurchase to 3.8 million shares.

Yesterday, the Board authorized an additional 6.2 million shares to be available for the repurchase of Broadridge common stock. With this latest authorization, the total available for repurchase is 10 million shares.

This authorization should be viewed as prudent practice in order for us to execute on our capital stewardship program and does not indicate a change to our policy. Historically, we have consistently requested for the Board to authorize additional common stock share repurchase authorizations when the amount remaining under the current authorization dropped below 5 million shares.

Now let’s turn to slide number 5 to discuss our fiscal year 2015 guidance. We anticipate recurring revenue growth of 5% to 7% and non-GAAP earnings growth of 8% to 12%. Similar to our fiscal-year 2014 original guidance, the core of this recurring revenue growth will be from net new business, with approximately 60% of revenue from sales already sold and being converted to revenue.

Our guidance range assumes a nominal contribution from internal growth, as Broadridge intends to grow based on what we control and not rely on revenue from the less predictable market-based activity components to fuel our growth. With that said, I still believe that the market conditions that gave us benefit in fiscal-year 2014 — in particular, the uplift in trading support and trading-related activities — could potentially reoccur. We are simply not banking on it.

One item we are banking on that is in our control is our exceptional client revenue retention rates, which is expected to remain at 98%.

Investing in our long-term growth remains an important part of our growth strategy. The success we have realized from investing in our own growth through our Emerging products has proven to be a differentiator for Broadridge.

We will continue to invest into E&A activities. We have included in our guidance approximately $40 million of investments, which is slightly higher than last year’s investment levels.

These investments will be vetted and approved in the first half of fiscal-year 2015 and are generally executed in the second half. However, we will not make these future investments until time proves that achieving our full-year guidance is more certain.

For fiscal-year year 2015, we expect recurring revenue closed sales to be in the range of $110 million to $150 million. Fiscal-year 2015 is already off to a good start, and our sales pipeline remains robust and provides us with more opportunities to execute on closing large deals.

Going forward, we have decided to no longer distinguish between core and strategic deals, which are sales over $5 million, within our guidance metrics. The more important metric is when sales, small or large, core or strategic, will convert to revenue.

A prime example of this is the recent Fidelity deal. Fidelity is a strategic deal that is expected to be implemented within 12 to 18 months. Any large deal that will take several years to implement, we will highlight separately.

And finally, free cash flow is expected to be in the range of approximately $320 million to $370 million, which will enable us to continue to focus on our capital stewardship program. Broadridge has always been a strong generator of free cash flow.

Overall, our momentum and our plan for the year give us more confidence than ever to achieve the growth goals. We believe our fiscal-year 2015 plan sets a path for solid revenue and earnings growth, while maintaining the flexibility to increase investments into the business without dependence from market-based activity at last year’s level.

Today and going forward, we have greater control over our growth from net new business and the success of our Emerging and Acquired product portfolio. This approach not only provides us with multiple ways for Broadridge to drive results, but enables us to continue to execute on our clear strategy for growth. This plan, coupled with the dividend increase, positions us well to deliver another year of top-quartile performance.

Now I’ll turn the call over to Jim, who will go into more detail about fiscal-year 2014 and our fiscal-year 2015 guidance.

Jim Young - Broadridge Financial Solutions, Inc. - VP, CFO

Thank you, Rich. Good morning, everyone. It is a privilege to join Rich and this high-caliber management team and all of the deeply committed and engaged associates at Broadridge.

To start, I would like to offer a few thoughts on the business. Before taking this job, I did a lot of due diligence on the Company, and my first 6 weeks have affirmed many of the special attributes that drew me to Broadridge.

First, leadership position. Broadridge is a trusted and vital partner to many of the largest financial services firms in the world.

Second, importance. This is a business whose core products and services are woven into the fabric of the capital markets and their mission-critical processes.

Third, opportunity. Broadridge’s brand and track record give it permissions to expand the sets of services and products it offers. And the company is successfully doing this today through a series of focused and carefully calibrated investments.

And finally, as a result of all of this, strong and resilient free cash flow. The combination of growing and predictable recurring revenue and low capital intensity has enabled the business to demonstrate a clear capacity to generate stable and significant free cash flow.

Further, the Company has proven itself as good stewards of shareholder capital and committed to delivering strong and sustainable total shareholder return. I will come back to this topic at the end.

Turning to our results, I will review our fiscal-year 2014 performance and provide some more specifics on our guidance for next year. I will start with a few call-outs on the year before turning to the details on slide 6.

The fiscal-year 2014 revenue growth of 9% and total revenue growth of 5% came in, as projected last quarter, at the high end of the increased revenue guidance provided in Q2. Our recurring revenue growth, even without the healthy contributions from market-based activities was robust.

Both ICS and SPS performed well and contributed to our record performance, inclusive of the significant investments we made in both businesses. With respect to these investments, we successfully put to work $34 million, with particularly heavy spend in the fourth quarter.

To close out the reporting on these monies, the distribution of the total spend was as follows: $12 million in ICS; $16 million in SPS; and $6 million at a corporate level. Finally, non-GAAP EPS growth of 20% for the year landed us at the high end of our range, which had accounted for this level of investment.

Let’s turn to slide 6 for some specifics. All commentary here will be on the full fiscal-year 2014. I am on the first yellow stripe on the page.

Total recurring revenue grew 9%, outpacing our guidance range of 7% to 8%. The driver of this outperformance was internal growth; specifically, higher than anticipated stock record growth in the proxy season and earlier in the year contributions from interim communications and trading and trading support activities, which of course include post-sale fulfillment.

Excluding internal growth, our recurring revenues grew 5% on the strength of our net new business and were in line with the high end of our range. This healthy level of recurring revenue growth translated into 5% total revenue growth, also at the high end of the range.

Greater operating leverage and strategic productivity initiatives continue to expand non-GAAP EBIT margins. They were up 160 basis points in fiscal-year 2014 to 16.4%, largely in line with the low end of our guidance, given the heavy back-end loaded investment. To put these investments in further perspective, the margin expansion year-over-year would have been close to a full 3 percentage points without them.

Finally, we picked up some additional discrete tax benefits in the fourth quarter, which brought our full-year effective tax rate down to 33.6%, below our guidance of 35.7%. The strong revenue performance, margin improvement, and the tax benefits all contributed to our 20% non-GAAP EPS growth, even with the significant investments.

Moving on to our guidance, still on slide 6, at the far right; and I’ll start with revenue. Our guidance again calls for recurring revenue growth of 5% to 7% and total revenue growth of 4% to 6%.

Looking at the buildup of the range, you can see that the recurring growth ranges track very closely to what we saw in fiscal-year 2014, with similar contributions from net new business — about 4 to 5 points of recurring growth. The major callout as you compare fiscal-year 2014 to our guidance range is the absence of a material contribution from internal growth, which contributed a full 4 points last year.

As I have learned in assessing our plan and drivers, the 4 points of internal growth in fiscal-year 2014 are the largest contribution from market-based activities we have seen since the spin over 7 years ago. Therefore, it is prudent to assume a contribution level more in line with recent historical norms, with the understanding that we can’t control the market activity variables.

The plan relies on the strong closed sales momentum we have achieved. As Rich mentioned, approximately 60% of the growth in closed sales recurring revenue is expected to come from business we closed in prior years and are now converting.

In addition, the Emerald acquisition completed in February will contribute another point of growth. As a reminder, we don’t include in our guidance any assumptions about future acquisitions.

For total revenue growth, our guidance anticipates a bit more lower-margin distribution activity than we saw in fiscal-year 2014, which is expected to yield another 1 to 2 points of total revenue growth. Rounding out the revenue picture, event-driven is expected to be flat to fiscal-year 2014. This, coupled with recurring revenue growth, results in our 4% to 6% total revenue growth range — again, assuming no major tailwinds nor headwinds from market-based activities.

Non-GAAP EBIT margins. We anticipate further expansion from 16.4% in fiscal-year 2014 to 17.6% in fiscal-year 2015 at the midpoint of the range, as we continue to benefit from operating leverage and productivity improvements. Importantly, this margin expansion contemplates greater investment levels than those in fiscal-year 2014. Our plan calls for investment in the neighborhood of $40 million.

We are committed to reinvesting in our business to generate more organic growth, while still applying Broadridge’s disciplined approach to investing: high hurdle rates and clear accountability. Just a word on how we plan to deploy these investment dollars.

We will closely monitor our performance over the year, especially in the first half, and pace out the investment accordingly. As Rich said, we will carefully vet our investment opportunities before proceeding.

This approach ensures good discipline and gives us good flexibility to deliver on our guidance. In the future, I look forward to providing you a more macro perspective on how we think about and plan investment in the business.

Finally, please note that we are guiding to a 35% tax rate for fiscal-year 2015. This should give you a clear sense of how we built our plan and arrived at our guidance of non-GAAP EPS growth of 8% to 12% or an EPS range of $2.42 to $2.52.

One final thought on guidance as you develop your models. While we do not provide quarterly guidance, please remember that we posted very strong earnings in the first half of fiscal-year 2014, driven in part by strong market-based activities. As a result, we are anticipating the first half of fiscal-year 2015 to have tough compares on a year-over-year basis.

Fiscal-year 2015 should be more in line with the historical distribution, where approximately 40% of annual revenue and about 20% of related EBIT fall in the first half. And within the first half, we might expect to see more of a 50/50 split of revenue and EBIT between Q1 and Q2.

Turning to Slide 7 and ICS, the ICS business continues to perform well, with stock record growth of 8% and mutual fund position growth of 11% in fiscal-year 2014. You will see, though, a downshift in the recurring revenue growth from the 11% in fiscal-year 2014 to the 6% to 9% in our fiscal-year 2015 guidance.

This is a function of the key internal growth assumptions we discussed earlier and is magnified here. Again, the plan calls for tempered expectations in line with recent historical norms. Generally, ICS guidance anticipates slight acceleration of recurring revenue growth from net new business and the expansion of non-GAAP EBIT margins by another 70 to 100 basis points, with more investment planned, as highlighted earlier.

Turning to Slide 8 and SPS, in fiscal-year 2014, SPS improved its non-GAAP EBIT margins to 17% through a series of strategic productivity initiatives, which yielded more than 4 points of margin expansion from fiscal-year 2013. We anticipate more modest expansion to about 18% in the midpoint of our range in fiscal-year 2015, even with the increased levels of investment.

For fiscal-year 2015, we are projecting 3% to 4% recurring revenue growth from net new business, driven by sales, for which over 70% has been closed and is currently being converted. This nets to 2% to 4% total recurring revenue growth after accounting for an anticipated slight drag from market-based activities.

Before turning it back to Rich, I want to give you my early perspectives on capital stewardship. Broadridge has consistently and clearly communicated its capital stewardship approach, including its priorities. In order: paying meaningful dividends that we have increased every year since becoming a stand-alone public company; making organic investments; executing tuck-in acquisitions; and using excess cash to buy back shares opportunistically to offset dilution and reduce share count; all of this while maintaining long-term investment-grade debt ratings.

I fully endorse this approach and the philosophy that we return excess cash to shareholders predictably via dividends, all the while keeping our eye on the most optimal ways to deliver top-quartile total shareholder returns.

Specifically regarding our dividend and targeted payout increase, I have invested significant time analyzing our historical and projected free cash flow, including sources and uses, to understand the flow-through from net income and the resiliency of our free cash flow. It is from this analysis and vantage point that I am very pleased that we are increasing our targeted dividend payout ratio to 45% from the 40% communicated last year.

On a technical note, we continue to define this ratio as current dividends divided by prior-year non-GAAP net earnings. On this basis, we will be a bit above our target payout ratio in fiscal-year 2015 with our newly announced increased dividend.

In making this move, we remain steadfast in our commitment to be great stewards of our investors’ capital while still having the flexibility to achieve our other priorities and position the Company for further growth.

With that, back to Rich.

Rich Daly - Broadridge Financial Solutions, Inc. - President, CEO

Thanks, Jim. It’s great to have you on the team. Please turn to page 9 for my summary wrap-up.

To summarize, I am very pleased with another year of record operating results. We have our strongest momentum ever going into 2015, and I am excited about our value-creation prospects as we continue to focus on the strategic execution of our long-term strategy.

Our recurring revenues continue to provide us with a solid foundation on which to build. The sales pipeline is expansive and growing, and we have already closed a large transaction for fiscal-year 2015. And we expect to maintain our exceptional client revenue retention rate.

Our growth model is based on activities we can control, with a focus on the contribution from recurring revenue closed sales. Today, we have more control over our growth, which is provided by net new business and the success of our Emerging and Acquired product portfolio.

Our fiscal-year 2015 guidance is reflective of a lower contribution to our growth from the favorable market-based activities over what we experienced in FY14. We believe this is prudent.

We will continue to invest in areas of the business that provide strategic growth opportunities and are aligned with the three key macro trends. It is through our disciplined investment execution in new emerging and strategic tuck-ins that we are closer to our long-term goal to achieving top-quartile returns regardless of normal market fluctuations.

We remain committed to our capital stewardship program, which prioritizes paying a meaningful cash dividend, investing in our business, pursuing tuck-in acquisitions, and engaging in opportunistic share repurchases. Our confidence in the business remains higher than it has ever been, and Broadridge has never before been better positioned for the long term than we are today.

With the completion of two strategic tuck-in acquisitions, significant ongoing investment in the three primary macro trends, a successful recurring revenue closed sales year, punctuated with the June close of a large transaction with Fidelity Investments, and the introduction of new solutions to address our clients’ evolving demands, we are well positioned on our journey to achieve sustainable top-quartile stockholder returns going forward.

Finally, as we close out another year, I’d like to again take this opportunity to personally acknowledge and thank our extraordinary associates. I am extremely proud and grateful for their continued contributions to the success of Broadridge.

Our associates’ very high levels of publically recognized engagement and extraordinary talent enables us to be one of the top service providers in the industry. Their commitment day in and day out provides the great value that we bring to our clients and stockholders.

I’ll now turn the call over to the operator, and we look forward to taking your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions) Peter Heckmann, Avondale Partners.

Peter Heckmann - Avondale Partners - Analyst

Good morning, gentlemen. Nice results.

Rich Daly - Broadridge Financial Solutions, Inc. - President, CEO

Thanks, Pete.

Peter Heckmann - Avondale Partners - Analyst

Rich, can you comment on the 10% position growth within corporate proxies in the fourth quarter? I guess that 8% for the year, that is a very strong number. Can you talk about some of the things that may have contributed to that number and what type of position growth would be embedded in your guidance for 2015?

Rich Daly - Broadridge Financial Solutions, Inc. - President, CEO

Sure, Pete. We were certainly pleased with the activities. The market certainly was strong last year.

So having 8% overall for the year versus — as you know, because you have been following us for quite some time — that is a pretty nice increase over slightly above being flat. Okay?

So we looked at that and said — it felt great; that is part of the market-based activity we are not relying on next year. So you should look at the 8% overall for the year being 3% in what we are thinking about for 2015.

Peter Heckmann - Avondale Partners - Analyst

Okay, okay. Then similarly, on the event-driven side, the $153 million guide that you are providing for fiscal 2015, is it about 10% higher than what you have guided to on average for the last 3 or 4 years?

Do you have a little bit more visibility to near-term event-driven? I guess I would have assumed that $153 million would have been closer to $140 million in terms of a guide.

Rich Daly - Broadridge Financial Solutions, Inc. - President, CEO

I am not exactly sure where you are right now, but we are viewing event-driven as being flat next year. So there may be pieces that are getting us to a slightly different place in this dialogue; but you should view event-driven overall as being relatively flat.

Jim, why don’t you comment on that as well?

Jim Young - Broadridge Financial Solutions, Inc. - VP, CFO

Yes, just to confirm, in our buildup: contributing zero points in growth, relatively flat year-over-year, similar in 2014, low levels. There have been prior periods where it has produced a little bit of volatility. But again, in the way we are building the year, in looking out at what we can see, relatively flat.

Rich Daly - Broadridge Financial Solutions, Inc. - President, CEO

Right. So actual numbers to actual numbers, you’re looking at, Jim.

Peter Heckmann - Avondale Partners - Analyst

Got it. I can see the numbers here on slide 17, I think. I appreciate it. I will get back in the queue.

Jim Young - Broadridge Financial Solutions, Inc. - VP, CFO

$156 million going to $153 million.

Operator

David Togut, Evercore.

David Togut - Evercore Partners - Analyst

Thank you. Good morning, Rich and Jim. Very nice to see the 29% dividend increase.

Rich Daly - Broadridge Financial Solutions, Inc. - President, CEO

Well, we have been consistent in our views of the importance of capital stewardship. And the first part of that for us has always been: pay a meaningful dividend.

David Togut - Evercore Partners - Analyst

So with the payout ratio continuing to increase, Rich, and with your former parent now having a payout ratio of approximately 60%, my question is: How high can you comfortably take the payout ratio and leave yourself enough cash for acquisitions, share repurchase?

Rich Daly - Broadridge Financial Solutions, Inc. - President, CEO

Yes, David, the comparison to ADP is something that — for purposes of this, given the difference in our business models — I don’t think will be any basis for what we do going forward. With that said, the thing that has been consistent for Broadridge from day one is the consistent, strong generation of free cash flow. So of the things that I am confident in, it is tough to find one that I have more confidence in than that.

Investing in the business has proved to be very good for our stockholders. We intend to continue to do that.

When Jim and I sat down, which was really from the first day he got here, and started to talk about what would be the right thing for the Board to consider, when we went through this, creating that meaningful increase in no way inhibits our ability to invest in the business for growth. So as we gain more comfort, we will consider dividend increases going forward. Right now, we believe we have gotten to a very good place with the 45% trailing payout ratio.

And when we reach the same conclusion that it will have no impact on our ability to grow, we would consider it going forward. But we got a full year ahead of us, David. So we feel good where we are, and that will always be a high-priority dialogue of consideration every year at Broadridge.

David Togut - Evercore Partners - Analyst

Understood. It seems there is a little bit of a shift in your thinking on investment spending from the March quarter call. I thought back then you were signaling that $10 million was definitely ongoing. There might be a little bit of a dividend, i.e., some significant portion of the $33 million might come back to shareholders this year.

So my question is: What really changed in your thinking over the last few months such that you would actually increase the investment spending this year versus FY14?

Rich Daly - Broadridge Financial Solutions, Inc. - President, CEO

Well, David, I don’t really believe there has been a shift. What was very clear, of what we spent last year, we knew that about $10 million was going to convert into run rate, particularly as it related to our digital activities. All right?

Remember, in March, we still have to get through the most significant quarter; and on top of that, then we need to create our plan for the following year. Our absolute desire — and I believe I said on more than one occasion — if 2015 got to repeat 2014, where we create an acceptable plan that gives us a clear ability to deliver a top-quartile return for stockholders, invest in the business to fuel more growth, control destiny, and not be dependent on market activity, that would be the perfect place for us to be.

But because of the one-time investments we made last year, we were confident in our ability — and that is what we shared after our third quarter — are confident in our ability to create a good 2015 plan because we had that one-time spend which didn’t have to repeat to have a successful 2015. We are really in the best position right now, because we have investment which should fuel future growth; we have proven to be good executors of investing in products on our own, beyond the tuck-ins; and we are not relying on market activities.

So what I also said back then was, if we were forced to repeat this year and have a stronger year, that would be terrific. What we don’t want to do is be executing well but, because of something outside of our control, come back and say: Gee, could’ve, would’ve, should’ve; it didn’t quite get where we wanted to.

So this is the strongest plan we have ever presented to the Street, because we have multiple ways to get there. We’re not dependent on market activities at the levels from even the prior year. All right?

If those levels were to repeat — which would be anybody’s on this call’s guess as good as mine — that would be a high-class problem to have. And unlike last year, we already have the investment level in the business that we think is about right for us to manage going forward.

David Togut - Evercore Partners - Analyst

Understood. Thank you very much, Rich.

Operator

Georg Mihalos, Credit Suisse.

Rich Daly - Broadridge Financial Solutions, Inc. - President, CEO

Hi, George.

George Mihalos - Credit Suisse - Analyst

If we look at your outlook for next year, maybe specifically focusing on the trade revenues, it seems you are looking at flattish volumes. Is that a fair way to think about it? Or maybe you can give us a sense of the banded range that you are thinking about in your guidance.

Rich Daly - Broadridge Financial Solutions, Inc. - President, CEO

I’m going to have Jim comment, and I will give you the business perspective behind that.

Jim Young - Broadridge Financial Solutions, Inc. - VP, CFO

Yes, on the trade volumes, on balance, flattish is fair. It is a deceleration — let me just rephrase that. It is a deceleration in growth, for sure. Probably a little bit better than flattish on balance.

Rich Daly - Broadridge Financial Solutions, Inc. - President, CEO

George, given what you do for a living, you have a better perspective on this than I do. Will the market slightly correct? Are we just taking a breather? Are we going to go to the next level?

We don’t run the business spending a lot of time thinking about that. We run the business spending the vast majority of our time looking to drive this to the next level in terms of product and identifying tuck-ins that meet our very, very high criteria.

So I am very pleased, as I just mentioned to David as well, that we are now positioned that we really can put together a plan with the revenues within our control. Last year they made a great contribution, and it wound up enabling us to raise our guidance, enabled us to have the very strong results of 20% earnings growth on a non-GAAP basis, 25% on a GAAP basis. And if this revenue was to continue at the same level, it would give us benefit beyond what we have in our plan that we experienced — at the same levels that we experienced last year.

But if you go on a month-by-month basis, if you go on a day-by-day basis, this really is the prudent place for us to be. And we will certainly every quarter give you a view on what we experience, and we will reflect that in our numbers as we go forward for the year.

George Mihalos - Credit Suisse - Analyst

That’s great color. I can tell you from our vantage point no one is terribly excited about volumes here; so appreciate your incorporating that in.

Just looking out the outlook for ICS, which is again very strong, I think you are talking about a range of 6% to 9% growth in the recurring revenue. That is up a little bit from I think where you guided initially last year; I think you came out with a range of 6% to 8%.

So I am just wondering what’s contemplated in the higher range. Is it just distribution or something else, perhaps?

Rich Daly - Broadridge Financial Solutions, Inc. - President, CEO

I will make a couple of comments, then I will turn it over to Jim for a little more detail. Even though we took stock record down from last year, we are starting at a better place than we started last year, with the 3%.

The Emerging and Acquired, that being our biggest segment, that being are most successful segment, that segment has gotten the higher percentage of our investments; and those investments are paying returns. So there is not a product that I want to call out here and say: Wow, look at this, or look at that. But as we dramatically increased our products over the years, and more than doubled them since we have spun, you get $1 million here, you get $2 million there, you get $3 million here; before you know it, you are starting to talk about real money.

So that’s — it is the strategy that has enabled us to create a slightly better range at the get-go. And what I really like is we have multiple ways to get to that range of growth.

Jim Young - Broadridge Financial Solutions, Inc. - VP, CFO

George, just to quantify a couple of those points, as you pointed out, there is a good acceleration in the total revenue growth. It is really a function of two things.

One, really the strong recurring revenue growth; in particular, a little bit of uptick in the net new business, which is exactly how we want to make our money. Obviously, continued contribution from the Emerald acquisition. And then finally, as you look at that total revenue growth, we had a little bit of drag from some anomalous activity in the event-driven areas that go away. But bottom line is very strong recurring revenue growth driven by net new business.

George Mihalos - Credit Suisse - Analyst

Great. Thanks, guys. Nice outlook.

Rich Daly - Broadridge Financial Solutions, Inc. - President, CEO

Thank you, George.

Operator

Chris Donat, Sandler O’Neill.

Chris Donat - Sandler O’Neill & Partners - Analyst

Hi, good morning, gentlemen. Want to ask one question about the pipeline, Rich. You described it as robust in the prepared remarks. I am just wondering if you can help us think about how it compares to a year ago at this time, and where that looked.

And then maybe coming up with one case study with the recently signed Fidelity sale. Give us a little color maybe on how long it took from initial discussion to closing that one.

Rich Daly - Broadridge Financial Solutions, Inc. - President, CEO

Sure. As far as the pipeline goes, we are very pleased with it and we believe it is as strong as or stronger than it has ever been. It is pretty easy to feel that way as you are adding product, and as you are seeing good market interest in that product, added to all the opportunities that are there and that we continue to measure and monitor in our pipeline management.

So bottom line, pipeline continues to improve. We have invested a lot this year, George, in sales capabilities management. That has been part of some of the investments we did, part of some of which —

Chris Donat - Sandler O’Neill & Partners - Analyst

Did you call me George?

Rich Daly - Broadridge Financial Solutions, Inc. - President, CEO

— are going to be run rate going forward. And we really would like to see, beyond all the strong momentum we have, the sales results numbers continue to improve, even at a higher rate than they improved last year. A lot of work, a lot of variables, but that will remain a priority for us.

Now let’s talk specifically about Fidelity. We believe that the investments — and they are long-term investments, or at least medium-term investments — that we are making in digital are paying dividends already. Because across our industry, when we share with people how we are going to enable higher digital adoption rates by focusing on the consumer and what they are looking for, we are getting more interest in our overall communication strategy.

So we believe that, irrespective of any particular client, in virtually every client that is putting us in a stronger position to talk about how we can partner with them and enable their communication strategy to not only be effective today, as their customers are receiving it, but really position them — without having to make the investments we’re making — to take it to the digital age that we are all going into.

But financial services because of regulatory requirements is naturally lagging. We believe our investments give them the ability to see a future for them, meeting regulatory requirements, specifically meeting the formats their customers want, whether it be cloud drives or social media, etc., all with the data security, compliance, and meeting all the regulations they need.

So we are very, very excited about Fidelity. It is a traditional transaction, but we certainly would like to believe that our commitment not only to be the best that there is today, but the investments that we are making in technology to enable it to be a fabulous customer experience going forward, certainly influenced their decision. And it is influencing other dialogues we are having in the marketplace.

The last part you asked was: How long was the dialogue? You could say it was 6 months; you could say it was 30 years, okay? Certainly there was lots of activity, but I have been in this dialogue with Fidelity for at least 30 years.

Chris Donat - Sandler O’Neill & Partners - Analyst

Got it. Then, on the same topic, was Fidelity a prior customer, or is this all new?

Rich Daly - Broadridge Financial Solutions, Inc. - President, CEO

No, Fidelity, we have a meaningful relationship with Fidelity already, which we are very, very proud of, and we are delighted to expand that relationship. And we have every intention of exceeding our expectations.

Chris Donat - Sandler O’Neill & Partners - Analyst

Got it. Okay. Thanks, Rich.

Operator

Niamh Alexander, KBW.

Niamh Alexander - Keefe, Bruyette & Woods - Analyst

Hi, thanks for taking my questions, and also nice job on the dividend increase and the active share repurchases. Good to see the capital stewardship.

If I could just touch on the Securities Processing segment, we expected slightly better. Although I know the volume industry-wide has been weak, you’re less volume-sensitive.

Now taking on board that your guidance — you’re clearly saying: Look, we’re not expecting growth in our guidance; we are expecting more of the same; we are trying to be very conservative here. But historically, haven’t you really helped a lot of the international brokers get moving in the US?

I guess I am a little concerned that outside of just market trends there might be maybe a bigger decline in that group, if that particular group is pulling back more severely than others in the US right now. Is that something you have also taken into consideration? And then have any of your customers there — have you seen any kind of outsize pullback on some of those customers?

Rich Daly - Broadridge Financial Solutions, Inc. - President, CEO

When we looked at this — and we have done a lot of work with our strategy group on this — the pullback that they are doing generally has less to do with the cash markets and more to do with other markets. All right?

So although I will tell you that in the third quarter in particular, when lots of the headlines were coming out, I had pretty significant — well, I had concerns about what did it mean. When we got behind the covers, there is one constant that will be there, which is change; but the cash markets seem to be a place that everyone is staying more committed to. All right?

They are getting out of some of the, I will call it, trickier, more volatile markets, the ones that are requiring more capital requirements for them. And although, candidly, I was disappointed for years we weren’t a bigger player in some of those markets, right now I am probably not all that disappointed that we didn’t make huge bets in those markets.

So, now, that is the color and the candid thinking on my part. Now let’s go back to where you started.

There will be things that turn out different than we planned on, without question. There are so many moving parts in this plan. That is why we looked at this and said: Let’s talk about what we do control.

We have a very high confidence in the revenue that will convert, the closed sales that will convert to revenue this year. We have a very high confidence in our sales pipeline. We have a very high confidence in our E&A activities.

When we look at those items, and we put market activity at a lower level than it was last year, which is one of the first times we have ever been able to put that in our plan, we look at the investment level we are putting into the business — we know that it is a lot of work to spend money the right way. And therefore, even if we wanted to spend it today, we have a lot of work to do before we can spend it.

As the year plays itself out, we still have the option to hold back some of that investment if what we think was hopefully conservative turns out not to be conservative. So we are going into this year with multiple paths to make our plan.

More importantly, we have already made investments in the business. It is highly unlikely we are not going to make good investments into the business again this year. That all adds to more controllable activity, which all adds to us more than likely being in a better position to create an even stronger plan next year, with more control of our destiny.

Recognizing that as our clients shift their business models I expect it to be that in the cash markets, and not that our clients say: You know what? We decided to lock our front door and not proceed in business any longer. That I put into the highly unlikely category.

Niamh Alexander - Keefe, Bruyette & Woods - Analyst

Okay. Fair enough, Rich. Can I ask with respect to the extra spend, every company should be investing for growth and typically there is a bit of a lead time to getting the revenue. But are there any specific examples you can give me of where last year’s specific investment in a product or an element of a product is starting to drive some additional revenue already, or you have some visibility into getting that revenue?

Rich Daly - Broadridge Financial Solutions, Inc. - President, CEO

Okay. A, it’s a great question. Let’s go back to the conversation I just had on Fidelity. We made this investment.

Fidelity, the product is being developed; the product is being rolled out. We are looking to have clients, charter clients, running transactions through here in 2015.

So you could say: What return did you get from your investment last year this year? You increased your run rate.

However, now let’s go to the market — and this is something that we are very, very firm on. People do business with people who are committed to the future as well as today. When we go in as part of any product presentation and demonstrate: this is where we are going to be from a digital point of view; here are the arrangements we are entering into; here is what we are doing with Amazon; here is what we are doing with Pitney Bowes. That clearly differentiates us in a meaningful way.

This was not a cost play by Fidelity. This was: Where are we today and how do we do it best? And they do a very good job today. And where are we going to be tomorrow and how does it get executed best?

Move the investments that we have made into products. Our clients have an enormous amount of demand on them, from a regulatory point of view, before they even get to a product point of view.

So in our Bonaire acquisition, we have seen some very neat returns on that acquisition because their reconciliation capabilities are extraordinary. They have saved many clients significant amounts — one example would be exchange fees — into the eight-digit range, where by reconciling what they actually did to the fees they were charged across the ever-growing execution points in markets — it’s an impossible reconciliation unless you have a very strong capability.

So the reason that we were able to create the plan we created is because of the investments, as you say, every business has, and made over the years. Because of the strong return we have gotten, we think it is appropriate to ramp it up.

And you’re absolutely right in believing that you should see a stronger return going forward. I would say that for fiscal 2015, most people should be able to check that box very firmly, because if you look at this plan and the quality of this plan, we are lowering market activity, we are raising investment, and we are starting out with a stronger starting point that we start with a plan.

And if market activity continues, we have already got the investment level where we want it on day one, which is different than where we were last year. So it is a very good place for shareholders to be. And I would call that overall a very good return on the investments we made in the past.

Niamh Alexander - Keefe, Bruyette & Woods - Analyst

Okay. Fair enough. Thank you, Rich.

Operator

(Operator Instructions) Tien-tsin Huang, JPMorgan.

Tien-tsin Huang - JPMorgan - Analyst

Great. Thanks, and Jim, welcome to the call. I wanted to ask just on the market-based activities, just trying to do some math. In the final analysis, how much did market-based upside contribute to fiscal 2014, both on revenue and earnings?

Jim Young - Broadridge Financial Solutions, Inc.- VP, CFO

Tien-tsin, this is Jim. Roughly, if you think about the 4 points of contribution from the internal growth last year, you can think about that as about $60 million, in that range, coming through at relatively high margins. Think north of 60%.

Tien-tsin Huang - JPMorgan - Analyst

Right, the 4%. Yes, I caught that, but I guess some of that can also be viewed as normal. But would you say that is above and beyond normal, is how you quantify that 60%, or the 4%? That is what I was trying to reconcile.

Jim Young - Broadridge Financial Solutions, Inc. - VP, CFO

When we look — again I think we talked about the recent historical norms; our long-term CAGR has been about a zero contribution from this. So a little bit up some years, a little bit down in some years. So we do think about flat being the norm and 4% being obviously an extraordinary contribution this past year.

Tien-tsin Huang - JPMorgan - Analyst

Yes, I understand, and a [muni reversion] is always a scary thing to count on. That is why I wanted to clarify.

Then the last one is just to rehash the quarterly comments for fiscal 2015. I get the tough comp commentary in the first half; but also I just want to make sure that we are layering in the incremental investments as well.

I know that was more 4Q-heavy last year, so how will that lay in to fiscal 2015 throughout the quarters? That is all I have. Thanks.

Rich Daly - Broadridge Financial Solutions, Inc. - President, CEO

Tien-tsin, before Jim answers that, let me comment again on what you talked about, on the market-based activities. Because when we looked at this, it is — okay, so what would it mean if it repeated? With so many products, and Jim pointed out appropriately it contributes at a high margin rate, but if that revenue was to — if it was to be an exact repeat or close to an exact repeat, which is highly unlikely, but let’s say market-based activities are up at about the same level as last year versus what we put in our plan, you should be thinking it could be another $0.15. Okay?

So what is fabulous is to have stronger market activity and be able to put together a plan where you say: Gee, is it going to reoccur? Because if you look at our 7 years as a public company, a plot point of 1 is not a good way to draw a line on what the activity is going to be. But if it was to repeat, it is $0.15, round numbers.

Now, to be able to put together a plan for the next year as strong as the plan we put together, with the investments we have in it, and not rely on that $0.15 is why I am saying without question this is the strongest plan we have ever created.

Jim Young - Broadridge Financial Solutions, Inc. - VP, CFO

Tien-tsin, Jim. Just to come back to your question on the quarterization. Really the investment spend will have a similar profile in terms of timing.

Remember, it is heavily second half; in fact, even heavily fourth quarter loaded this past year, something in the order of $25 million of the $34 million. And as Rich said, we’re going to use the first 6 months of this fiscal year to vet and prioritize these investments, which means just naturally the investments are going to fall into the second half. So I think those will line up a bit more consistently.

Rich Daly - Broadridge Financial Solutions, Inc. - President, CEO

I tell people all the time: Spending money the right way is extremely hard work.

Tien-tsin Huang - JPMorgan - Analyst

Yes. No, I get it. I appreciate the model being robust. I am asking the question because I want to get a better sense of just earnings power in general. But you answered it, so thank you.

Operator

Peter Heckmann, Avondale Partners.

Peter Heckmann - Avondale Partners - Analyst

Just a follow-up, and I think Tien-tsin’s question addressed some of it. But in terms of qualitative comments, in terms of numbers throughout the year, I guess we are expecting a more normalized spread of earnings through the year, a little bit more back-end loaded, with potentially EPS in the first half down 15% to 20% and really most of the earnings growth coming in the second half. Is that the correct way to interpret it?

Jim Young - Broadridge Financial Solutions, Inc. - VP, CFO

Yes, without confirming any one of those numbers, that is correct. Sort of an even split within Q1, Q2. There will be some lumpiness, for sure; but I think you captured my comments correctly.

Peter Heckmann - Avondale Partners - Analyst

Okay. As long as I am on, Rich, I just have one follow-up question. On the hedge fund administration space, I was intrigued by your acquisition of Paladyne, now 2 years ago. Do you see further opportunity to acquire or grow the range of services provided to the buy-side?

Rich Daly - Broadridge Financial Solutions, Inc. - President, CEO

We are very pleased with where Paladyne now is. Paladyne actually had a nice sales year, so we are extremely pleased with that as well.

When we look across the acquisition tuck-in space, the buy-side as it relates to Paladyne and either, one, getting expanded product for Paladyne or market share for Paladyne is something that gets considered along with the other pieces in our product portfolio. The criteria for us and the challenge for us, whether it be Paladyne or anything else, is finding something that, if it meets the strategic fit, which this would, it has got to meet that hurdle rate of a 20% IRR.

So last year, we looked at more transactions than ever. We had a pretty average year in terms of what we actually successfully closed. We are not changing the discipline that has worked for us.

Peter Heckmann - Avondale Partners - Analyst

Perfect, thanks.

Operator

Steve Searl, Conning Asset Management.

Steve Searl - Conning Asset Management - Analyst

Yes, I was wondering with respect to your cash balances how much of that is offshore; and then just what your approach is to repatriating that, with respect to your higher dividend payout and other cash uses.

Rich Daly - Broadridge Financial Solutions, Inc. - President, CEO

Before I turn that over to Jim, let me give you one perspective, because it ties directly to what we just talked with on the tuck-in acquisitions. We are hopeful that we will be able to use some of the offshore cash for transactions outside of the US.

We are very pleased with the extension of our portfolio, in particularly in Canada, which is a very, very good market for us. And we probably have better market shares in everything we do in Canada versus even the US.

But with the Accenture transaction, with APTP, we are still very excited about that. So we’ve got lots of meaningful opportunities globally.

Unrelated to this call, last week I sat down with our strategy team, including the head of M&A, and tried to have a better understanding specifically on this part of the dialogue about how we can ramp up our efforts — not to change our criteria, not to lower our standards, but to source more transactions. With that I will turn it over to you, Jim.

Jim Young - Broadridge Financial Solutions, Inc. - VP, CFO

Perfect. To put some numbers to it, for the cash balance of $348 million, $152 million of that is domestic. To your question, $151 million is foreign; the balance being regulatory.

And to Rich’s point, Rich said it perfectly, which is we see plenty of opportunity outside the US, so feel good about putting those dollars to work.

Rich Daly - Broadridge Financial Solutions, Inc. - President, CEO

And we still have the opportunity, well within our investment-grade focus, to draw down as well.

Steve Searl - Conning Asset Management - Analyst

Do you envision a scenario where you would need to — you would be willing to add more debt to offset the inability to get to some of the cash?

Rich Daly - Broadridge Financial Solutions, Inc. - President, CEO

I’m sorry. Offset the debt to get to the cash? Did I hear that correctly?

Steve Searl - Conning Asset Management - Analyst

Yes, are you willing to add more debt to your balance sheet to the extent you can’t get to the cash or you have greater need?

Rich Daly - Broadridge Financial Solutions, Inc. - President, CEO

All right. We view very prudently that a 2-to-1 debt-to-EBITDA ratio is something that — and I worry about everything — I won’t be worried about that in any way, shape, or form; and I will let Jim comment on it. We have room with our lines and other activities to get to that, if the cash need was to be there.

We look at transactions and, because we are focused on tuck-ins, it is unlikely, because of the work required to get them done, that anything on the near-term horizon wouldn’t be able to be met with either our cash balances or staying within the 2-to-1 debt-to-EBITDA ratio. I am not willing to ever say never to anything; because if there was a transaction that could create meaningful shareholder value, that fit within our criteria, we would love to be interested in that. Then when people say: Okay, wow, it sounds like you are changing your view — I am not changing my view, because I can’t even give you one example of a transaction that would fit that criteria. All right?

With that, Jim, any other comments?

Jim Young - Broadridge Financial Solutions, Inc. - VP, CFO

Nothing to add. I think the takeaways are that we are following our capital stewardship closely. We have got ample cash, as Rich said. We have got room as you look at leverage ratios; and when we have got good activities and good uses for those proceeds, we are very open to that.

We have got — again, the key takeaway is, with the strong free cash flow that we have, we’ve got a lot of flexibility.

Steve Searl - Conning Asset Management - Analyst

Great. Thank you.

Operator

I am showing that we have no further questions at this time. I will now turn the call back to Mr. Daly.

Rich Daly - Broadridge Financial Solutions, Inc. - President, CEO

Well, thank you for all participating today. Jim, David, Mike, and I are looking forward to being with you in the near future. We have an investor luncheon Tuesday the 12th; and if you could be there, we would love to see you and continue this dialogue.

I normally suggest to people to choose to have a great day. I guess you can take a guess that it is not going to be that tough for us to do at Broadridge. Thanks so much.

Operator

This concludes today’s Broadridge Financial Solutions, Inc., fourth-quarter and fiscal-year 2014 earnings conference call. Thank you for your participation. You may now disconnect.